Exhibit 99.1

Investors and Shareholders:

Walt Amaral

SiRF Technology, Inc

(408) 392-8437

wamaral@sirf.com

FOR IMMEDIATE RELEASE

SiRF Technology Holdings Inc. Announces Financial Results for Third Quarter 2004

Q3’04 Revenue up 42 percent over Q3’03

SAN JOSE, Calif. – October 21, 2004/PRNewswire/ — SiRF Technology Holdings, Inc. (NASDAQ: SIRF), a leading provider of GPS-enabled silicon and premium software location platforms, today reported financial results for its third quarter ended September 30, 2004.

Net revenue in the third quarter of fiscal 2004 was $31.0 million, an increase of 42 percent from $21.9 million reported in the third quarter of 2003. Net revenue in the first nine months of fiscal 2004 was $89.8 million, an increase of 91 percent from $46.9 million in the prior year period. Gross margin in the third quarter and first nine months of fiscal 2004 was 56.2 percent and 56.4 percent, respectively, as compared to 54.4 percent and 53.9 percent in the corresponding prior year periods.

Net income for the third quarter of fiscal 2004 was $5.0 million or $0.10 per diluted share on 50.8 million weighted average shares outstanding. This compares with net income of $2.7 million or $0.07 per diluted share on 38.1 million weighted average shares outstanding in the third quarter of fiscal 2003. Net income for the first nine months of fiscal 2004 was $13.6 million or $0.29 per diluted share on 47.2 million weighted average shares outstanding. This compares with net income of $343,000 or $0.01 per diluted share on 36.6 million weighted average shares outstanding in the first nine months of fiscal 2003.

SiRF reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income, where applicable, excludes the effect of amortization of stock compensation expense and amortization of acquisition-related intangibles. Non-GAAP net income for the third quarter of 2004 was $7.5 million or $0.15 per diluted share, as compared to non-GAAP net income of $4.4 million, or $0.12 per diluted share for the third quarter of 2003. Non-GAAP net income for the third quarter of 2004 excludes $1.4 million in stock compensation expense and $1.2 million in amortization of acquisition-related intangibles. Non-GAAP net income for the third quarter of 2003 excludes $582,000 in stock compensation expense and $1.2 million in amortization of acquisition-related intangibles. Weighted average shares outstanding used in computing diluted non-GAAP net income per share for the third quarter of fiscal 2004 were 50.8 million, compared with 38.1 million for the third quarter of 2003.

Non-GAAP net income for the first nine months of fiscal 2004 was $22.1 million, or $0.47 per diluted share, as compared to non-GAAP net income of $4.2 million, or $0.11 per diluted share, in the first nine months of fiscal 2003. Non-GAAP net income for the first nine months of fiscal 2004 excludes $5.0 million in stock compensation expense and $3.5 million in amortization of acquisition-related intangibles. Non-GAAP net income for the first nine months of fiscal 2003 excludes $895,000 in stock compensation expense and $2.9 million in amortization of acquisition-related intangibles. Weighted average shares outstanding used in computing diluted non-GAAP net income per share for the first nine months of fiscal 2004 were 47.2 million, compared with 36.6 million weighted average shares outstanding used in computing diluted non-GAAP net income per share for the first nine months of fiscal 2003.

Total cash, cash equivalents and short-term investments were $113.3 million at September 30, 2004, compared with $17.5 million at December 31, 2003. SiRF raised $94.1 million in net proceeds to the company from its initial public offering of 8.65 million shares of common stock in April 2004.

“I am very pleased to say that once again we are reporting record revenues, record profits and encouraging prospects in all sectors of our business,” said Dr. Michael Canning president and CEO. “We have also announced a number of important alliances to strengthen our market leadership, including ones in Wireless with SK Telecom, in Mobile Computing with Microsoft, and in Automotive with Renesas and LG Electronics for the GM Onstar telematics program.”

Quarterly conference call details

SiRF will host a conference call on Thursday, October 21, 2004, at approximately Noon EDT/9:00 AM PDT to discuss third-quarter fiscal 2004 results. The conference call will be webcast live via the Internet in the investor relations section of the SiRF website at http:www.sirf.com. Interested parties should access the site, downloading any necessary audio software, at least fifteen minutes prior to the call. An archived webcast replay of the call will be available at the web site for twelve months.

To listen to the call, please dial (800)540-0559 approximately 10 minutes prior to the start time. The pass code is: SIRF. A taped replay will be available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, dial (800)839-8389.

About SiRF Technology Holdings, Inc.

SiRF Technology Holdings, Inc. develops and markets semiconductor and premium software products that are designed to enable location-awareness utilizing GPS and other location technologies in high-volume mobile consumer devices and commercial applications. SiRF’s technology has been integrated into mobile consumer devices, such as automobile navigation systems, mobile phones, PDAs, GPS-based peripherals and handheld GPS navigation devices, and into commercial applications, such as asset tracking devices and fleet management systems. SiRF markets and sells its products in four target platforms: automotive, consumer electronics, mobile computing, and wireless devices. Founded in 1995, SiRF is headquartered in San Jose, Calif., and has sales offices, design centers and research facilities around the world. The company trades on the Nasdaq Stock Exchange under the symbol SIRF. Additional information about SiRF and its Location Technology solutions can be found at www.sirf.com.

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement the company’s condensed consolidated financial statements presented on a GAAP basis, SiRF uses non-GAAP additional measures of operating results, net income and net income per share adjusted to exclude certain expenses it believes appropriate to enhance an overall understanding of SiRF’s past financial performance and also its prospects for the future. These adjustments to SiRF’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and the company’s marketplace performance. The non-GAAP results are an indication of SiRF’s baseline performance before stock compensation expense and amortization of acquisition-related intangibles that are considered by management to be outside of the company’s business operational results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

FORWARD-LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expected,” “believes,” “anticipates,” “plans,” “expects,” “will”, “encouraging prospects” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and reported results should not be considered as an indication of future performance. SiRF’s actual results could differ materially from those discussed in these forward-looking statements as a result of risks and uncertainties, including, among others, the market for GPS-based location awareness capabilities, our ability to keep pace with rapid technological change, the semiconductor industry, international operations and our ability to compete, and other risks and uncertainties discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and from time to time in SiRF’s SEC reports. These forward-looking statements speak only as of the date hereof. We do not undertake any obligation to update forward-looking statements.

SiRF TECHNOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenue:
Product revenue	$28,623	$21,099	$79,547	$45,986
License royalty revenue	2,401	755	10,285	891

Net revenue	31,024	21,854	89,832	46,877
Cost of revenue:
Cost of product revenue (a)	13,586	9,963	39,175	21,611

Gross profit	17,438	11,891	50,657	25,266
Operating expenses:
Research and development	5,632	3,911	16,065	10,591
Sales and marketing	2,645	2,304	7,807	6,587
General and administrative	2,009	1,157	5,306	3,196
Amortization of acquisition-related intangibles	1,158	1,158	3,474	2,929
Stock compensation expense (b)	1,233	501	4,368	1,160

Total operating expenses	12,677	9,031	37,020	24,463

Operating income	4,761	2,860	13,637	803
Other income, net	484	(4)	719	61

Net income before income tax provision	5,245	2,856	14,356	864
Provision for income taxes	273	176	729	53

Net income	4,972	2,680	13,627	811
Deemed dividend to preferred stockholders	—	—	—	468

Net income applicable to common stockholders	$4,972	$2,680	$13,627	$343

Net income applicable to common stockholders per share:
Basic	$0.11	$0.39	$0.45	$0.05

Diluted	$0.10	$0.07	$0.29	$0.01

Weighted average number of shares used in per share calculations
Basic	45,640	6,829	29,995	6,749

Diluted	50,846	38,103	47,247	36,615

(a) Cost of product revenue includes:
Stock compensation expense	$132	$81	$582	$(265)

(b) Stock compensation expense (net of amounts included in cost of product revenue):
Research and development	543	182	1,925	280
Sales and marketing	384	76	1,279	315
General and administrative	306	243	1,164	565

	$1,233	$501	$4,368	$1,160

An itemized reconciliation between net income (loss) on a GAAP basis and non-GAAP basis is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
GAAP net income applicable to common stockholders	$4,972	$2,680	$13,627	$343
Amortization of acquisition-related intangibles	1,158	1,158	3,474	2,929
Stock compensation expense	1,365	582	4,950	895

Non-GAAP net income applicable to common stockholders	$7,495	$4,420	$22,051	$4,167

Weighted average number of shares used in non-GAAP diluted per share calculations	50,846	38,103	47,247	36,615
Non-GAAP diluted net income applicable to common stockholders per share	$0.15	$0.12	$0.47	$0.11

SiRF TECHNOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30, 2004 (Unaudited)	December 31, 2003 (1)
ASSETS
Current assets:
Cash and cash equivalents	$109,285	$16,715
Marketable securities	4,055	827
Accounts receivable, net	12,049	8,467
Inventories	4,096	7,968
Prepaid expenses and other current assets	1,986	1,307

Total current assets	131,471	35,284
Long-term investments	22,288	3,248
Property and equipment, net	3,127	2,531
Goodwill	28,052	28,052
Identified intangible assets, net	16,056	19,123
Other long-term assets	901	390

Total assets	$201,895	$88,628

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,536	$5,602
Accounts payable to related parties	367	782
Accrued payroll and related benefits	3,170	1,410
Income taxes payable	70	244
Other accrued liabilities	1,957	1,850
Deferred margin on shipments to distributors	677	517
Advance contract billings	560	567
Current portion of long-term obligations	709	556

Total current liabilities	12,046	11,528
Long-term obligations	1,988	2,910

Total liabilities	14,034	14,438

Commitments and Contingencies

Convertible preferred stock	—	138,213
Stockholders’ Deficit:
Common stock	5	1
Additional paid-in-capital	269,404	36,013
Deferred stock-based compensation	(3,803)	(8,686)
Accumulated other comprehensive income	1	22
Accumulated deficit	(77,746)	(91,373)

Total stockholders’ deficit	187,861	(64,023)

Total liabilities and stockholders’ deficit	$201,895	$88,628

(1)	The condensed consolidated balance sheet information was derived from SiRF Technology Holdings, Inc. audited consolidated financial statements for the year ended December 31, 2003.